ATTORNEYS AT LAW
777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com
November 21, 2008

Alliant Energy Corporation
4902 North Biltmore Lane
Madison, WI 53718

Ladies and Gentlemen:

        We have acted as counsel for Alliant Energy Corporation, a Wisconsin corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), including the prospectus constituting a part thereof (the “Prospectus”), to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,757,318 shares of the Company’s common stock, $.01 par value (“Common Stock”), and related Common Share Purchase Rights (the “Rights”), which may be issued by the Company pursuant to the Alliant Energy Corporation Shareowner Direct Plan (the “Plan”). The terms of the Rights are as set forth in that certain Rights Agreement, dated as of January 20, 1999, by and between the Company and Wells Fargo Bank Minnesota, N.A. (the “Rights Agreement”).

        In connection with our representation, we have examined: (i) the Plan; (ii) the Registration Statement, including the Prospectus; (iii) the Rights Agreement; (iv) the Company’s Restated Articles of Incorporation and Restated Bylaws, as amended to date; (v) resolutions of the Company’s Board of Directors relating to the Plan and the issuance of securities thereunder; and (vi) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

        Based on the foregoing, and subject to the qualifications set forth herein, we are of the opinion that:

    1.        The Company is a corporation validly existing under the laws of the State of Wisconsin.

    2.        It is presently contemplated that the shares of Common Stock to be issued under the Plan will either be purchased in the open market, acquired in privately negotiated transactions or purchased directly from the Company. To the extent the shares of Common Stock to be issued under the Plan shall constitute shares newly issued by and purchased directly from the Company, such shares of Common Stock, when issued pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

    3.        The Rights when issued pursuant to the terms of the Rights Agreement will be validly issued.

BOSTON BRUSSELS CENTURY CITY CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI MILWAUKEE	NEW YORK ORLANDO SACRAMENTO SAN DIEGO SAN DIEGO/DEL MAR	SAN FRANCISCO SHANGHAI SILICON VALLEY TALLAHASSEE TAMPA	TOKYO WASHINGTON, D.C.

Alliant Energy Corporation
November 21, 2008

        With respect to paragraph 2 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

        We consent to the use of this opinion as an exhibit to the Registration Statement and to the references to our firm therein. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP